UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 26, 2006

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As Verticalnet, Inc. ("Verticalnet") previously disclosed in its Current Report on Form 8-K filed on April 28, 2005, on April 27, 2005, Verticalnet received written notification (the "Original Notice") from The Nasdaq Stock Market ("Nasdaq") that the bid price of its common stock for the last 30 consecutive trading days had closed below the minimum $1.00 per share (the "Minimum Price Requirement") required for continued listing under Nasdaq Marketplace Rule 4310(c)(4) (the "Rule"). Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), Verticalnet was provided an initial period of 180 calendar days, or until October 24, 2005, to regain compliance. The Original Notice stated the Nasdaq staff (the "Staff") would provide written notification that Verticalnet had achieved compliance with the Rule if at any time before October 24, 2005, the bid price of Verticalnet’s common stock closed at $1.00 per share or more for a minimum of 10 consecutive business days, although the Original Notice also stated that the Staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

As previously disclosed in its Current Report on Form 8-K filed on October 28, 2005, on October 26, 2005, Verticalnet received written notification (the "Second Notice") from Nasdaq, which stated that Verticalnet had not regained compliance with the Minimum Price Requirement. The Second Notice also stated that on October 24, 2005 Verticalnet met all initial inclusion criteria for the Nasdaq Capital Market in Nasdaq Marketplace Rule 4310(c) except for the Minimum Price Requirement and that, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), Verticalnet would be provided an additional 180 calendar day compliance period, or until April 24, 2006, to regain compliance with the Minimum Price Requirement. The Second Notice stated the Staff would provide written notification that Verticalnet had achieved compliance with the Rule if at any time before April 24, 2006, the bid price of Verticalnet’s common stock closed at $1.00 per share or more for a minimum of 10 consecutive business days, although the Second Notice also stated that the Staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances. The Second Notice also stated that if Verticalnet’s compliance with the Rule could not be demonstrated by April 24, 2006, the Staff would provide written notification that Verticalnet’s securities would be delisted. At that time, Verticalnet could appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel (the "Panel").

On April 26, 2006, Verticalnet received written notification from Nasdaq, which stated that Verticalnet had not regained compliance with the Minimum Price Requirement, and as a result, Verticalnet’s common stock will be delisted from the Nasdaq Capital Market at the opening of business on May 5, 2006, unless Verticalnet requests an appeal hearing before the Panel, in accordance with Nasdaq Marketplace Rule 4800 Series. Verticalnet intends to request a hearing before the Panel to review the Staff’s delisting determination. This request for a hearing is expected to stay the delisting of Verticalnet’s common stock pending the Panel’s decision. There can be no assurance the Panel will grant Verticalnet’s request for continued listing.

On April 12, 2006, Verticalnet filed its Definitive Proxy Statement on Schedule 14A in connection with the 2006 annual meeting of shareholders (the "Proxy Statement"), which is scheduled to be held on May 19, 2006. One of the proposals set forth in the Proxy Statement is to obtain approval from Verticalnet’s shareholders to authorize the board of directors to affect a reverse split of Verticalnet’s outstanding common stock at an exchange ratio of no less than 1-for-3 and no more than 1-for-7 (the "Stock Split"). If the Stock Split is completed, Verticalnet expects to satisfy the Minimum Price Requirement. However, there can be no assurance that Verticalnet will be able to meet all initial inclusion criteria for the Nasdaq Capital Market in Nasdaq Marketplace Rule 4310(c), following the Stock Split or that the Panel will grant Verticalnet’s request for continued listing. Also, there can be no assurance that Verticalnet’s shareholders will approve this proposal or that if approved, Verticalnet’s board of directors will affect the Stock Split.

Verticalnet issued a press release regarding the foregoing on April 28, 2006, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, on August 16, 2005, Verticalnet issued $6.6 million aggregate principal amount of Senior Secured Convertible Promissory Notes due July 2, 2007 (the "Notes"). On May 1, 2006, pursuant to the terms of the Notes, Verticalnet paid an aggregate of $352,379 as payment of principal and interest then due on the Notes through the issuance of an aggregate of 900,395 shares of Verticalnet's common stock to the holders of the Notes (the "Note Holders").

The shares of Verticalnet's common stock were issued to the Note Holders, each an accredited investor, in reliance on the exemption from registration provided by Rule 506 promulgated under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated April 28, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

May 1, 2006	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 28, 2006.